Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I Glass Announces Agreement of Potential Plan
of Reorganization for Paddock Subsidiary

PERRYSBURG, Ohio (April 26, 2021) — O-I Glass, Inc. (“O-I Glass” or “O-I”) today announced that its wholly owned subsidiary, Paddock Enterprises, LLC (“Paddock”), has reached an agreement in principle for a consensual plan of reorganization under section 524(g) of the Bankruptcy Code. Paddock, the Official Committee of Asbestos Personal Injury Claimants (the “ACC”), and the legal representative for the future asbestos personal injury claimants (the “FCR”) all agreed to accept the terms of a mediator’s proposal regarding a potential consensual plan of reorganization for Paddock. O-I Glass supports the agreement among Paddock, the ACC and the FCR that follows a successful court-approved mediation process conducted by Kenneth Feinberg and the Honorable Layn R. Phillips in connection with Paddock’s ongoing Chapter 11 case.

“From the beginning of the Chapter 11 process, we have been committed to supporting a resolution of Paddock’s legacy asbestos liabilities in a manner that ensures claimants are treated fairly while providing finality and certainty for O-I Glass and Paddock. This agreement is a positive and significant step toward achieving those objectives. O-I Glass and Paddock look forward to working cooperatively with the ACC and FCR to implement the terms of the agreement. We believe this is the best path to not only equitably address Paddock’s legacy liabilities but also move expeditiously toward emergence,” said Andres Lopez, CEO of O-I Glass.

Under the terms of the accepted proposal, the total consideration to fund a section 524(g) trust on the effective date of a confirmed plan of reorganization would be $610 million. The agreement is subject to definitive documentation and satisfaction of certain conditions including, but not limited to, court approval of a plan of reorganization for Paddock that will channel all current and future asbestos personal injury claims against Paddock into a trust created under 11 U.S.C. § 524(g) and establish an injunction protecting Paddock, O-I Glass, and their affiliates from assertions of current and future liability from such channeled claims.

Paddock is represented in the Chapter 11 case by Latham & Watkins LLP and Alvarez & Marsal, and O-I Glass is represented by Morris Nichols Arsht & Tunnell LLP.

Additional information about the Chapter 11 case can be found at: https://cases.primeclerk.com/Paddock

O-I Glass news releases are available on the O-I Glass website at www.o-i.com30T.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 25,000 people across 72 plants in 20 countries,

O-I achieved revenues of $6.1 billion in 2020.

Learn more about us:

o-i.com / Facebook / Twitter / Instagram / LinkedIn

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass and Paddock within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements relate to the proposed plan of reorganization, the outcome of Paddock’s Chapter 11 bankruptcy proceeding and the related impact on O-I Glass’ and Paddock’s business, results of operations and financial condition. Forward-looking statements reflect O-I Glass’ and Paddock’s current expectations and projections about future events at the time and involve uncertainty and risk. The words “believe,” “will,” “could,” “would,” “plan,” “potential,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that actual results may differ from expectations due to a variety of factors including, but not limited to, the following: (1) the risk that the proposed plan of reorganization may not be approved by the bankruptcy court or that other conditions necessary to implement the agreement in principle may not be satisfied, (2) the actions and decisions of participants in the bankruptcy proceeding, and the actions and decisions of third parties, including regulators, that may have an interest in the bankruptcy proceedings, (3) the terms and conditions of any reorganization plan that may ultimately be approved by the bankruptcy court, (4) delays in the confirmation or consummation of a plan of reorganization due to factors beyond O-I Glass’ and Paddock’s control, (5) risks with respect to the receipt of the consents necessary to effect the reorganization, (6) risks inherent in, and potentially adverse developments related to, the bankruptcy proceeding, that could adversely affect O-I Glass and O-I Glass’ liquidity or results of operations, (7) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (8) O-I Glass’ ability to obtain the benefits it anticipates from the corporate modernization, (9) O-I Glass’ ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving O-I Glass’ operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address Paddock’s legacy liabilities, (10) O-I Glass’ ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (11) O-I Glass’ ability to achieve its strategic plan, (12) O-I Glass’ ability to improve its glass melting technology, known as the MAGMA program, (13) foreign currency fluctuations relative to the U.S. dollar, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of O-I Glass to refinance debt on favorable terms, (15) the general political, economic and competitive conditions in markets and countries where O-I Glass has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather, (16) O-I Glass’ ability to generate sufficient future cash flows to ensure O-I Glass’ goodwill is not impaired, (17) consumer preferences for alternative forms of packaging, (18) cost and availability of raw materials, labor, energy and transportation, (19) consolidation among competitors and customers, (20) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (21) unanticipated operational disruptions, including higher capital spending, (22) O-I Glass’ ability to further develop its sales, marketing and product development capabilities, (23) the failure of O-I Glass’ joint venture partners to meet their obligations or commit additional capital to the joint venture, (24) the ability of O-I Glass and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (25) changes in U.S. trade policies, and the other risk factors discussed in O-I Glass’ Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or O-I Glass’ other filings with the Securities and Exchange Commission.

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